EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS
February 25, 2008
The Board of Directors
GMX Resources Inc.
One Benham Place, Suite 600
9400 North Broadway
Oklahoma City, OK 73114
Re: Consent of Independent Petroleum Engineers
To whom it may concern:
MHA Petroleum Consultants hereby consents to the incorporation by reference in the registration statement (No. 333-106311) on Form S-8 of GMX Resources Inc. and registration statements (333-117256, 333-115571, 333-127254 and 333-134911) on Form S-3 of the references to our report relating to the proved oil and gas reserves of GMX Resources Inc. for the year ended December 31, 2006, as amended by this Amendment No. 2 to Form 10-K for the year ended December 31, 2006 and to the reference to our firm as experts in such registration statements with respect to such report.
Very truly yours,
/s/ John Arsenault
Vice President
MHA PETROLEUM CONSULTANTS